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                                                                    EXHIBIT 99.1

FINANCIAL CONTACT:  JAMES S. GULMI (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283


                     GENESCO TO PRESENT AT THE ICR X-CHANGE
                              YOUTH FINANCIAL FORUM
         --COMPANY ANNOUNCES COMPARABLE SALES AND REITERATES GUIDANCE--


NASHVILLE, Tenn., Jan. 11, 2002 -- Genesco Inc. (NYSE: GCO) announced that it is scheduled to make a presentation at the ICR X-Change Youth Financial Forum on January 15, 2002, at 9:50 a.m. (PST)/12:50 p.m. (EST). The presentation will be webcast live and may be accessed through the Company's internet site, www.genesco.com.

        The Company also announced its comparable store sales for the month of December and quarter to date ended December 29, 2001. Overall same store sales rose 2% for the month of December, compared to the same period last year. Journeys' same store sales increased 4% and Johnston & Murphy increased 1% for the period, while the Jarman Group decreased 4%. For the first two months of the quarter, Genesco's overall same stores sales were flat, with Journeys up 4%, Johnston & Murphy down 2% and the Jarman Group down 7%.

        Genesco stated that it remains comfortable with its previous range of guidance for the fourth quarter ending February 2, 2002. The Company expects sales between $220 million and $227 million and diluted earnings per share between $0.55 to $0.60 for the quarter.

        The Company plans to release its fourth quarter earnings and host its regular quarterly conference call on Wednesday, March 6, 2002.

        This release includes certain forward-looking statements, including the contents of the previous paragraph and all statements that do not refer to past or present events or conditions.


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Actual results could differ materially from those reflected by the forward-looking statements in this release and a number of factors may adversely affect future results, liquidity and capital resources. These factors include lower than expected consumer demand for the Company's products, whether caused by further weakening in the overall economy or by changes in fashions or tastes that the Company fails to anticipate or respond appropriately to, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, the inability to adjust inventory levels to sales and changes in business strategies by the Company's competitors. Other factors that could cause results to differ from expectations include the outcome of litigation and environmental and other regulatory matters involving the Company. Current economic conditions and international uncertainties and their effects on consumer demand, product supply and distribution and other conditions, limit the Company's ability to predict results and increase the uncertainty inherent in forward-looking statements. Forward-looking statements reflect the expectations of the Company at the time they are made, and investors should rely on them only as expressions of opinion about what may happen in the future and only at the time they are made. The Company undertakes no obligation to update any forward-looking statement.

        Genesco, based in Nashville, sells footwear and accessories in more than 875 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com . The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.